Exhibit 99.1
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                                                                   News Release



              July 13, 2005


              Media inquiries contact:
              Katherine Taylor
              815-961-7164


                 AMCORE FINANCIAL, INC. ANNOUNCES STAFF CHANGE

    ROCKFORD -- AMCORE Financial, Inc. (NASDAQ: AMFI) announces Bruce Lammers, Executive Vice President and Chief Operating Officer of AMCORE Bank, has resigned from the Company effective August 1, 2005.

    Lammers, 49, will be relocating outside the Company's market area due to personal commitments. He began his career at AMCORE in 1996 as executive vice president of commercial services and was named chief operating officer of the Bank in 2004. The Company expects to replace his position.

    Lammers was responsible for operations of the Bank with Retail, Commercial and Private Banking lines of business reporting to him. He also was committed to AMCORE's branch expansion strategy and commercial loan and deposit growth.

    "One of Bruce's strengths as a manager has been to assemble a bright, talented team that is equally committed to executing our branch expansion and deposit and loan growth strategies," said Kenneth E. Edge, chairman, president and CEO of AMCORE Financial. "Our branching strategy will continue on schedule with our continued focus primarily on the Chicago suburbs, Madison and Milwaukee areas. We appreciate the many contributions Bruce has made to AMCORE over the years and wish him the very best in this new phase of his career."

    AMCORE Financial, Inc. is headquartered in Northern Illinois and has banking assets of $5.2 billion and investment assets under administration of $4.5 billion with 73 locations in Illinois, Wisconsin and Iowa.

    AMCORE provides a full range of consumer and commercial banking services, a variety of mortgage lending products and investment services including trust, brokerage, asset management, mutual fund administration, employee benefit plan record keeping and is the investment advisor for the Vintage family of mutual funds.

    AMCORE common stock is listed on The NASDAQ Stock Market under the symbol "AMFI." Further information about AMCORE Financial, Inc. can be found at the company's website at www.AMCORE.com.